Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS SECOND QUARTER FISCAL YEAR 2009 NET SALES

July Comparable Store Sales Decrease 5.5%

Second Quarter Comparable Store Sales Increase 0.7%

ST. LOUIS, MO., August 6, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 240 stores, today reported net sales for the July 2009 and second quarter fiscal 2009 periods.

For July, the four-week period ended August 1, 2009, net sales decreased to $11.3 million, compared to $11.9 million in the same period last year. Comparable store sales (sales for stores open at least one year or more) for the four-week July 2009 period decreased 5.5%, compared to an increase of 16.7% for the four-week period ended August 2, 2008.

For the thirteen weeks ended August 1, 2009, the Company’s second fiscal quarter, net sales were $43.7 million, increasing from $43.6 million for the thirteen weeks ended August 2, 2008. Comparable store sales for the second quarter of fiscal 2009 increased 0.7%, compared to a comparable store sales increase of 6.4% for the second quarter of fiscal 2008.

For the twenty-six week year-to-date period ended August 1, 2009, net sales were $88.7 million, increasing 1.8% from $87.1 million in the twenty-six week period ended August 2, 2008. Comparable store sales for the first half of fiscal 2009 increased 2.8%, compared to a decrease of 3.1% in the first half of last year.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.